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                                                                  EXHIBIT 4.2












                              JAYCOR NETWORKS, INC.

                           INVESTOR'S RIGHTS AGREEMENT

                                NOVEMBER 12, 1998



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                              JAYCOR NETWORKS, INC.

                           INVESTOR'S RIGHTS AGREEMENT

         This Investor's Rights Agreement (the "Agreement") is made as of the 12th day of November, 1998, by and among Jaycor Networks, Inc., a Delaware corporation (the "Company") and Adaptec, Inc., a Delaware corporation ("Investor") and Jaymark, Inc., a Delaware corporation ("Jaymark"). As used herein, the term "Investor" includes the Investor's successors, assigns and transferees of any of the Company's securities held by the Investor.

                                    RECITALS

         The Company and the Investor have entered that certain Asset Acquisition Agreement (the "Acquisition Agreement") of even date herewith pursuant to which the Company desires to issue to the Investor (i) 1,618,421 shares (the "Acquired Shares") of the Company's Series A Preferred Stock (the "Series A Preferred Stock") and (ii) the Warrants (as defined in the Acquisition Agreement) exercisable for Series A Preferred Stock (collectively, the Acquired Shares and the shares of Series A Preferred Stock issuable upon exercise of the Warrants shall hereinafter be referred to as the "Shares") and the Investor desires to transfer the Purchased Assets (as defined in the Acquisition Agreement) to the Company. A condition to the Investor's obligations under the Acquisition Agreement is that the Company, the Investor and Jaymark enter into this Agreement in order to provide the Investor with (i) certain rights to register the Company's Common Stock ("Common Stock") issuable upon conversion of the Shares (the "Conversion Shares") held by the Investor, (ii) certain rights to receive information pertaining to the Company, (iii) a Co-Sale right with respect to a sale of the Company stock held by Jaymark, (iv) certain rights to sell the Shares back to the Company, (v) certain rights to exchange the Shares for Common Stock of Jaymark, (vi) certain rights to observe the Company's board of directors meetings, and (vii) certain other covenants by the Company. The Company and Jaymark desire to induce the Investor to sell the Purchased Assets pursuant to the Acquisition Agreement by agreeing to the terms and conditions set forth herein.

                                    AGREEMENT

         The parties hereby agree as follows:

         1. Registration Rights. The Company and the Investor covenant and agree as follows:

            1.1 Definitions. For the purposes of this Section 1:

                (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document;



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                (b) The term "Registrable Securities" means (i) the Conversion
Shares and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of (including but not limited to shares of Common Stock issued upon a stock split), the shares listed in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or its rights under this Section 1 are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or though a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under
Section 4 (1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

                 (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                 (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10 of this Agreement;

                 (e) The term "SEC" means the Securities and Exchange
Commission.

            1.2 Company Registration. If, during the period beginning two (2) years after the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (but without any obligation to do so) the Company proposes to register any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-4, Form S-8 or any successors thereto, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 3.3, the Company shall, subject to the provisions of Section 1.6, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

            1.3 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                (a) Prepare and file with the SEC such amendments and supplements to the registration statement filed with the SEC and the prospectus used in connection with such




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registration statement as may be necessary to comply with the provisions of the
Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

             (b) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

             (c) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

             (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

             (e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event of which it is aware as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty
(120) days and file any supplements or amendments as required under Section 1.3(a) to update the prospectus for such event.

             (f) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or market on which similar securities issued by the Company are then listed.

             (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

             (h) Use reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a



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letter dated such date, from the independent certified public accountants of the
Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                (i) To the extent reasonably necessary to effect the registration of any Registrable Securities, make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

            1.4 Obligations of Holders.

                (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                (b) The Holders of Registrable Securities included in a registration statement will not (until further notice) effect sales thereof after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus; but the obligations of the Company with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period such suspension is in effect unless (i) such extension would result in the Company's inability to use the financial statements in the registration statement initially filed pursuant to the Holder or Holders' request and (ii) such correction or update is a result of incorrect or incomplete written information provided to the Company by a Holder expressly for use in connection with such registration.

                (c) The Holders of Registrable Securities included in a registration statement declared effective by the SEC shall discontinue sales of shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such registration statement which remain unsold, and such Holders shall notify the Company of the number of such registered shares which remain unsold immediately upon receipt of such notice from the Company.

            1.5 Expenses of Registration.

                (a) Company Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.2 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements



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of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

                (b) Underwriting Discounts and Commissions. All underwriting discounts and commissions incurred in connection with registrations in connection with each registration statement under Section 1 shall be borne by the participating sellers (and the Company, if the Company is a seller) in proportion to the number of shares sold by each, or as they otherwise may agree.

            1.6 Underwriting Requirements. In connection with a Company initiated offering pursuant to Section 1.2 involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section
1.2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Stockholders according to the total amount of securities entitled to be included therein owned by each such selling Stockholder or in such other proportions as shall mutually be agreed to by such selling shareholders). For purposes of the preceding parenthetical concerning apportionment, for any selling Stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and Stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Stockholder," and any pro-rata reduction with respect to such "selling Stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Stockholder," as defined in this sentence.

            1.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

            1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:



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                 (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by any such Holder, underwriter or controlling person.

                 (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person or the Company intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.



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                 (c) Promptly after receipt by an indemnified party under this
Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

                 (d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 1.8(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                 (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that except as expressly provided in the underwriting agreement, the obligations of the persons selling shares pursuant to such underwriting agreement to indemnify the underwriters shall not be considered to conflict with the indemnification obligations between the Company and the Holders under this Section 1.8.



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                 (f) The obligations of the Company and Holders under this
Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

             1.9 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use reasonable efforts to:

                 (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                 (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Company to utilize Form S-3 for the sale of its Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                 (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and Exchange Act; and

                 (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            1.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least fifty percent (50%) of the Registrable Securities then outstanding (as adjusted for any future stock splits, reclassifications and the like), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired



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partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1. Notwithstanding this provision 1.10, the registration rights granted under this section may not be assigned to any person or entity which, in the good faith judgment of the Company's board of directors, is a competitor of the Company.

            1.11 "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration (up to, but not exceeding, 180 days for any underwritten public offering by the Company) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act (and for the seven (7) days prior to such effective date), it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                 (a) such agreement shall be applicable only during the three-year period following the date of the final prospectus distributed pursuant to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                 (b) all officers and directors of the Company, all five-percent securityholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

            In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the share or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 1.11.

            Notwithstanding the foregoing, the obligations described in this
Section 1.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms which may be promulgated in the future.

            1.12 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) four (4) years following the consummation of the Company's initial public offering, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three (3) month period without registration.



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            1.13 Number of Registration Rights. The Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 1 after the Company has effected two (2) registrations of any Registrable Securities pursuant to Section 1.2 and such registrations have been declared or ordered effective.

         2. Covenants and Rights.

            2.1 Delivery of Financial Statements. The Company shall deliver to the Investor (or its assignees or transferees):

                (a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, year end consolidated financial statements of Jaymark (which includes the Company), to include an income statement, a balance sheet, a statement of stockholder's equity and a statement of cash flows, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by Jaymark, provided, however, at the Company's option, it may provide similar financial statements of its own, prepared in accordance with GAAP, in place of the consolidated financial statements of Jaymark, if and when such statements are available to the Company; and

                 (b) within forty-five (45) days of the end of each fiscal quarter, an unaudited income statement and balance sheet for the Company as of the end of such quarter.

            2.2 Co-Sale Right. In the event that Jaymark proposes to sell, assign, transfer or otherwise convey fifty percent (50%) or more of the shares of Common Stock or securities convertible into, exchangeable for or exercisable for Common Stock ("Co-Sale Securities") then held by Jaymark, then Jaymark shall offer in writing to the Investor the right to participate in such sale on the same terms and conditions available to Jaymark. Upon written notice to Jaymark within fifteen (15) business days of receipt by the Investor of notification from Jaymark of the proposed sale, the Investor may sell that number of shares of Co-Sale Securities (whether the Investor then holds shares of Common Stock or securities convertible into, exchangeable for or exercisable for Common Stock) equal to the total number of shares to be sold in the transaction multiplied by a fraction, the numerator of which is the number of shares of Co-Sale Securities held by the Investor and the denominator of which is the number of shares of Co-Sale Securities held by Jaymark plus the number of shares of Co-Sale Securities held by the Investor. To the extent the Investor exercises such right of participation, the number of shares of Co-Sale Securities that Jaymark may sell in the transaction shall be correspondingly reduced. Notwithstanding the above, the co-sale rights set forth in this Section 2.2 shall not apply to a dividend by Jaymark of the Company's shares to Jaymark's stockholders on a pro rata basis.

            2.3 Put Option. At any time after November 12, 2005 if the Company has not consummated its initial public offering, the Investor shall have the right to sell to the Company and the Company shall have the obligation to purchase from the Investor, the Registrable Securities. Such sale shall be made on the following terms and conditions:



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                 (a) The price per share at which the Registrable Securities are to be sold to the Company shall be equal to the then current fair market value as mutually determined by the Company and the Investor. If the Company and the Investor cannot agree as set forth above, then they shall select a mutually agreeable investment banking firm to determine the fair market value of the Investor's interest in the Company, which determination shall be binding upon the Company and the Investor. If the Company and the Investor cannot mutually agree upon an investment banking firm to perform the aforementioned valuation, then each of the Company and the Investor will choose an investment banking firm who in turn will choose a mutually agreeable (agreeable to such investment banking firms) investment banking firm to determine the fair market value of the Investor's interest in the Company, which determination will be binding upon the Company and the Investor.

                 (b) The Investor shall, if exercising the put option created hereby, deliver to the Company a written notice of its exercise of its rights under this Section 2.3 (the "Put Notice") specifying the number of Registrable Securities to be sold, which number shall be not less than one hundred percent (100%) of the Registrable Securities held by the Investor.

                 (c) The Company shall, within one hundred twenty (120) days of its receipt of the Put Notice, pay the aggregate purchase price (the "Put Price") for the shares specified in the Put Notice by certified check or bank draft made payable to the order of the Investor. At such time, the Investor shall deliver to the Company the certificate or certificates representing the Registrable Securities to the Company hereunder, each certificate to be endorsed in blank or accompanied by executed stock powers sufficient to transfer such shares. Notwithstanding the foregoing, the Company's obligation to pay the Put Price is subject to (i) the Company having legally available funds to make such payment under applicable corporate law, and (ii) the Company being able to make such payment without causing the Company or Jaymark to violate or breach the terms of its then existing third party indebtedness.

                 (d) If any portion of the Put Price is not paid within the time limit set forth in subsection 2.3(c) then the Company agrees that it shall pay any remaining unpaid amount as soon as the conditions in subsections 2.3(c)(i) and 2.3(c)(ii) are satisfied and remain satisfied after any such payment. For clarification, the Investor shall not have the right to put its Registrable Securities to the Company in increments of less than one hundred percent (100%) of the Registrable Securities held by it.

                 (e) Beginning with the fiscal year beginning on February 1, 2004, the Company covenants not to pay cash dividends or make any other cash distribution on its capital stock in a cumulative annual amount in excess of fifty percent (50%) of Company's cash on hand as reflected on the Company's previous year's balance sheet.

                 (f) The provisions of this Section 2.3 and the rights described herein shall terminate upon the consummation of the Company's initial public offering.

            2.4 Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series A Preferred Stock and Common Stock for the purposes of accommodating the Investor's exercise of a portion or all of the Warrants and to accommodate the conversion of some or all of the Shares, and to otherwise comply with the terms of this Agreement, such number of its duly authorized shares of Series A Preferred Stock and Common Stock as shall be sufficient to accommodate the exercise of the Warrants and the conversion of the then outstanding Shares. If at any time the number of authorized but unissued shares of Series A Preferred Stock or Common Stock shall not be sufficient to accommodate the exercise of the Warrants and the conversion of all of the then outstanding Shares or to otherwise comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Series A Preferred Stock or Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Series A Preferred Stock or Common Stock upon the exercise of the Warrants or conversion of the Shares.

            2.5 Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

            2.6 Termination of Covenants. The covenants set forth in Sections
2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the Company's initial public offering, or (ii) when the Company shall (A) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge or consolidate with any other corporation (other than a wholly owned subsidiary corporation) where the Stockholders of the Company own less than fifty percent (50%) of the voting power of the surviving entity after such merger or consolidation or (B) effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this subsection (ii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company.

            2.7 Board Observer Rights. Investor shall have the right to designate one representative to attend the Company's board meetings as an observer; provided, however, that such representative shall agree to hold in confidence and trust, and to act in a fiduciary manner with respect to, all information provided by the Company thereto; provided further, that the Company shall have the right to exclude such representative from all or any part of a board meeting if in its sole discretion (i) such exclusion is necessary to preserve the attorney-client privilege or (ii) the board will be discussing matters which the Company deems in good faith to be of a competitive business sensitive nature. Such observer shall receive board packages and notice of meetings at the same time and in the same manner as the directors, provided, however, the board observer agrees that the information contained in the board packages is Confidential Information (as defined in that certain Board Observer Confidentiality Agreement dated as of even date hereof, by and between the Company and the board observer (the "Observer Agreement"), and will be treated as such in accordance with the Observer Agreement. Investor covenants and agrees that its rights under this Section 2.7 shall terminate immediately should it contemplate entering the fibre channel chip and/or board level market within the subsequent 12 month period. In such event Investor shall immediately revoke the Board Observer's status.

            2.8 Exchange of Shares.

                (a) If Jaymark is anticipating an Event (as defined below), prior to an initial public offering by Company, then Jaymark shall send Investor written notice, in accordance with Section 3.3, not less than sixty (60) days prior to the proposed Effective Date (as defined below) of such Event. As used herein, the term "Event" shall mean (i) Jaymark's initial public offering, or
(ii) for so long as the Company is an affiliate of Jaymark, when Jaymark shall
(A) merge or consolidate with any other corporation (other than a wholly owned subsidiary corporation) where the stockholders of Jaymark own less than fifty percent (50%) of the voting power of the surviving entity after such merger or consolidation or (B) effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Jaymark is disposed of, provided that this subsection shall not apply to a merger effected exclusively for the purpose of changing the domicile of Jaymark. As used herein, the term "Effective Date" shall mean, with respect to a transaction described in (i) above, the anticipated initial filing date of Jaymark's registration statement, and with respect to a transaction described in
(ii) above, the anticipated closing date.

                (b) Within 15 days of receipt of such notice Investor shall inform Jaymark whether it has an interest in exchanging the Shares held by it for shares of Jaymark Common Stock. If Investor has a bona fide interest in such an exchange, then Investor and Jaymark shall select a mutually agreeable investment banking firm to perform a valuation to determine how much of Jaymark's anticipated value, as of the Effective Date of the proposed Event, is attributable to Company (the "Company Value"). If Investor and Jaymark cannot mutually agree upon an investment banking firm to perform the aforementioned valuation, then each of Investor and Jaymark will choose an investment banking firm who in turn will choose a mutually agreeable (agreeable to such investment banking firms) investment banking firm to determine the Company Value, which determination will be binding upon Investor and Jaymark.

                The investment banking firm who prepares the aforementioned valuation will, based on the Company Value, attribute a value to the Shares based upon Investor's percentage of ownership of Company as determined on a fully diluted basis (the "Value of Investor's Securities"). The valuations described in this subsection (b) shall be made without discount for lack of liquidity and shall hereafter be referred to as the "Valuations." The Valuations shall be completed not less than twenty-five (25) days prior to the anticipated Effective Date of the Event. Investor and Company shall each pay for fifty percent (50%) of the cost of the Valuations.

                (c) The Valuations shall be binding upon the parties hereto for a period of 180 days, provided, however, if Jaymark decides not to proceed with its initial public offering, as evidenced by it withdrawing its registration statement from the SEC, then the Valuations shall not be binding after the date of such withdrawal. Thereafter the parties shall mutually agree to extend the time period for the effectiveness of the Valuations or a new set of Valuations will have to be performed by the investment banking firm which performed the initial Valuations.

                 (d) Not less than ten (10) days prior to the anticipated Effective Date of the Event, Investor must inform Jaymark and Company whether it will elect to exchange the Shares for shares of Jaymark Common Stock. If Investor elects to exchange the Shares, such exchange will be for not less than all of the Shares and Investor will receive Common Stock of Jaymark on the Effective Date of the Event in exchange therefor. Such election to exchange shall be irrevocable during the period the Valuations are binding, as set forth in subsection (c).

                 (e) In the event Investor elects to exchange the Shares, such securities shall be exchanged automatically as of the Effective Date of the Event and will be exchanged for that number of shares of Common Stock of Jaymark determined by dividing the Value of Investor's Shares by the offering price or the per share valuation, as appropriate.

                 (f) Investor shall surrender its share certificate or certificates (or other instruments evidencing the Shares) to an exchange agent appointed by Jaymark and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock of Jaymark into which the Shares are exchangeable. The certificates representing the Jaymark shares will bear appropriate restrictive legends including but not limited to all legends required by applicable securities laws.

                 (g) Investor hereby agrees that with respect to any Jaymark stock acquired by it, during the period of duration (up to, but not exceeding, 180 days for any underwritten public offering by Jaymark) specified by Jaymark and an underwriter of Jaymark's Common Stock or other securities of Jaymark, following the effective date of a registration statement of Jaymark filed under the Securities Act (and for the seven (7) days prior to such effective date), it shall not, to the extent requested by Jaymark and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Jaymark held by it at any time during such period except Common Stock included in such registration.

                 (h) Fractional shares shall not be issued, but cash shall be paid for any such fraction in an amount proportionate to the deemed per share value of a whole share of Common Stock of Jaymark.

                 (i) Notwithstanding that the exchange of shares pursuant to this Agreement is automatic as of the Effective Date of the Event without action on the part of Investor and that such automatic exchange is effective with respect to voting of shares, dividends shall not be paid on the exchanged shares until the surrender of certificates as provided in subsection (f), but the amount of such dividends shall be set aside. Upon such surrender of the certificate or certificates (or other instruments evidencing the Shares), the dividends thus set aside shall be paid without interest.

         3. Miscellaneous.

            3.1 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Shares or the Warrants or any securities issued upon conversion thereof). Nothing in this Agreement express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            3.2 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Holders of a majority in interest of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

            3.3 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth below or as subsequently modified by written notice.

            3.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

            3.5 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

            3.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            3.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not be considered in construing or interpreting this Agreement.

            3.8 Aggregation of Stock. All shares of the Company's stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         The parties have executed this Investor's Rights Agreement as of the date first above written.



JAYCOR NETWORKS, INC.                       ADAPTEC, INC.

By: /s/ TERRY M. FLANAGAN                   By: /s/ LARRY BOUCHER
   --------------------------------------      --------------------------------
      Terry M. Flanagan, President
                                               --------------------------------
Address: 9775 Towne Centre Dr.                 (Print name and title)
         San Diego, CA 92121


Fax                                         Address: 691 South Milpitas Blvd.
Number:  (619) 452-0108                              Milpitas, CA 95035


                                            Fax
JAYMARK, INC.                               Number:  (408) 262-2533

By: /s/ RANDY JOHNSON
   --------------------------------------
   Randy Johnson, Chief Financial Officer

Address:   9775 Towne Centre Dr.
           San Diego, CA 92121

Fax
Number:  (619) 452-0108





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